Exhibit 99.1

Tyme Appoints Accomplished Healthcare Executive Douglas A. Michels to Board of Directors

•	Former OraSure Technologies President and CEO and Johnson and Johnson executive to join Tyme board of directors

•	James Biehl appointed as Chief Legal Officer of Tyme; to step down from the board of directors

NEW YORK, September 18, 2018 (GLOBE NEWSWIRE) – Tyme Technologies, Inc. (NASDAQ:TYME), a clinical-stage biotechnology company developing cancer therapeutics, today announced the appointment of Douglas A. Michels to the Company’s board of directors, effective October 1, 2018.

Mr. Michels, 62, is a pioneer in the adoption of new clinical technologies, as well as a proven executive at both large and small healthcare organizations. Mr. Michels most recently served as President and Chief Executive Officer of OraSure Technologies, Inc. (NASDAQ:OSUR) and a member of the OraSure board of directors from June 2004 to March 2018. During his tenure, OraSure commercialized multiple new products, grew annual sales to over $160 million and a market capitalization of approximately $350 million in 2003 to $1.1 billion at the end of 2017. Mr. Michels led OraSure during the period in which the company developed the nation’s first FDA-approved over-the-counter home HIV test and the first and only FDA-approved rapid hepatitis C test. Prior to OraSure, Mr. Michels spent 19 years with Johnson and Johnson (NYSE:JNJ) during which time he held several senior positions, including President of Ortho Clinical Diagnostics International and President of Johnson and Johnson Healthcare Systems, both multibillion-dollar revenue businesses.

In February 2010, Mr. Michels was appointed to the Presidential Advisory Council on HIV/AIDS. He previously served on the Board of the National Blood Foundation, the Board of the National Committee for Quality Health Care and the Coalition to Protect America’s Health Care. Mr. Michels is currently a director of West Pharmaceutical Services, Inc., as well as a Trustee for St. Luke’s University Hospital and Health Network and Miller-Keystone Blood Center, both in Bethlehem, Pennsylvania.

Tyme announced today that it has appointed James Biehl as its Chief Legal Officer. Mr. Biehl brings to the Company over 29 years of legal experience in corporate governance, financings and transactions. Mr. Biehl joins Tyme from the law firm of Drinker Biddle & Reath LLP in Princeton, NJ, where Mr. Biehl was a partner working in the Corporate and Securities group and with the firm since 1989. His industry experience includes representing big pharma, healthcare systems, healthcare consulting firms, consumer products companies, and medical device companies. In conjunction with his appointment to this new position, Mr. Biehl will be stepping down as a member of the Tyme board of directors, effective September 30, 2018.

“We are delighted to have Doug joining our board,” said Steve Hoffman, Chief Executive Officer of Tyme. “His extensive industry experience and proven ability to advance a company through all levels of growth will be a vital asset for Tyme as we develop through our current transformational period.”

“Jim has proven to be a valued member of the team as a director, and we are excited to have full-time access to his deep legal knowledge through his new role as our Chief Legal Officer. He is a valuable asset in helping efficiently guide us through the various regulations and corporate actions we deal with on a regular basis,” concluded Mr. Hoffman.

Following these changes, the Tyme board of directors will continue to have a total of nine members, including seven non-employee members.

About Tyme

Tyme Technologies, Inc., is a clinical-stage biotechnology company developing cancer therapeutics that are intended to be broadly effective across tumor types and have low toxicity profiles. Unlike targeted therapies that attempt to regulate specific mutations within cancer, the Company’s therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to compromise its defenses, leading to cell death through oxidative stress and exposure to the body’s natural immune system.

For more information, visit www.tymeinc.com.

In addition to historical information, this press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve substantial risks and uncertainties. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of Tyme’s control. Factors that could cause actual results to differ materially from these forward-looking statements include the Company’s ability to successfully implement its clinical and other plans, competitive and regulatory developments, and the factors described in the section captioned “Risk Factors” of Tyme’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on June 13, 2018, as well as subsequent reports and filings from time to time with the SEC.

The information contained in this press release is as of release date and Tyme assumes no obligation to update forward-looking statements contained in this release as a result of future events or developments.

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Investors

Ashley Robinson

arr@lifesciadvisors.com

617-775-5956